CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Fund Service Providers" in the Prospectus and "Third Party Service Providers," "Other Service Providers" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference and use of our report dated August 29, 2012 on the financial statements and financial highlights of American Beacon Bridgeway Large Cap Value Fund as of and for the year ended June 30, 2012 in the Registration Statement (Form N-1A) of the American Beacon Fund, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 148 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

                                                                            /s/ Ernst & Young LLP

Dallas, Texas
October 22, 2012